Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 10, 2017 (December 5, 2017 as to the basic and diluted net loss per share information included in the statement of operations and described in Note 19, and as to the industry segment and geographic information included in Note 2 to the audited consolidated financial statements), relating to the financial statements of Melinta Therapeutics, Inc. (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a going concern uncertainty) appearing in the Current Report on Form 8-K/A of Melinta Therapeutics, Inc. dated December 5, 2017 for each of the three years in the period ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, IL

January 26, 2018